Exhibit 99.2
Non-GAAP Financial Measures

The outlook included in this Report on Form 8-K includes the non-GAAP financial measures discussed below. Non-GAAP financial measures are not recognized terms under, and should not be considered as a substitute for, financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Our definitions of and method of calculating non-GAAP financial measures may vary from the definitions and methods used by other companies, which may limit their usefulness as a comparative measure. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that our projections and estimates will be realized in their entirety or at all. In addition, because of these limitations, non-GAAP financial measures should not be considered as measures of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations.

Adjusted Revenues. Adjusted Revenues excludes the impact of the deferred revenues purchase accounting adjustment (primarily recorded in connection with recent acquisitions).

	Year Ending December 31, 2020 (Forecasted)		Year Ending December 31, 2021 (Forecasted)
	Low	High	Low	High
Revenues, net	$1,280.0	$1,295.0	$1,780.0	$1,840.0
Adjusted revenues, net(1)	$1,280.0	$1,295.0	$1,780.0	$1,840.0

(1)The Company is evaluating the purchase accounting impact, including the deferred revenue adjustment, related to the DRG acquisition.

Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA is calculated using net (loss) income before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income), share-based compensation, unrealized foreign currency gains/(losses), transition services agreement costs entered into with Thomson Reuters in 2016 ("Transition Services Agreement"), separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, and certain unusual items impacting results in a particular period.

	Year Ending December 31, 2020 (Forecasted)		Year Ending December 31, 2021 (Forecasted)
(in millions)	Low	High	Low	High
Net income (loss)	$(165.1)	$(150.1)	$(7.5)	$32.5
Provision for income taxes	22.7	22.7	29.4	29.4
Depreciation and amortization	312.5	312.5	545.8	545.8
Interest, net	111.4	111.4	151.3	151.3
Transition, transition services agreement, and integration expense(1)	37.7	37.7	40.3	40.3
Transaction related costs(2)	118.1	118.1	—	—
Share-based compensation expense	37.6	37.6	26.0	26.0
Deferred revenue adjustment	7.7	7.7	—	—
Other	(2.6)	(2.6)	(0.3)	(0.3)
Adjusted EBITDA	$480.0	$495.0	$785.0	$825.0
Adjusted EBITDA margin	37%	38%	44%	45%

(1)Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.
(2)Includes cost associated with merger and acquisition related activities.

Adjusted Diluted EPS. Adjusted Net Income is calculated using net income (loss), adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, unrealized foreign currency gains/(losses), Transition Services Agreement costs, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, debt extinguishment costs and refinancing related costs, non-cash income (loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, certain unusual items impacting results in a particular period, and the income tax impact of any adjustments. We calculate Adjusted Diluted EPS by using Adjusted Net Income divided by diluted weighted average shares for the period.

	Year Ending December 31, 2020 (Forecasted)
	Low	High
	Per Share	Per Share
Net income (loss)	$(0.19)	$(0.13)
Transition, transition services agreement, and integration expense(1)	0.11	0.11
Transaction related costs(2)	0.13	0.13
Share-based compensation expense	0.07	0.07
Amortization related to acquired intangible assets	0.48	0.48
Income tax impact of related adjustments	(0.05)	(0.05)
Adjusted Diluted EPS	$0.55	$0.61
Weighted average ordinary shares (Diluted)	453,258,347

(1)Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.
(2)Includes cost associated with merger and acquisition related activities.

Adjusted Free Cash Flow. Free cash flow is calculated using net cash provided by operating activities less capital expenditures. Adjusted free cash flow is calculated as free cash flow, less cash paid for transition services agreement, transition, transformation and integration expenses, transaction related costs and debt issuance costs offset by cash received for hedge accounting transactions.

	Year Ending December 31, 2020 (Forecasted)		Year Ending December 31, 2021 (Forecasted)
(in millions)	Low	High	Low	High
Net cash provided by operating activities	$213.0	$223.0	$559.7	$609.7
Capital expenditures	(105.0)	(100.0)	(151.7)	(151.7)
Free Cash Flow	108.0	123.0	408.0	458.0
Transition, transition services agreement, and integration expense(1)	52.0	55.0	42.0	42.0
Transaction related costs(2)	80.0	82.0	—	—
Adjusted Free Cash Flow	$240.0	$260.0	$450.0	$500.0

(1)Includes cash payments related to restructuring and other cost optimization activities.
(2)Includes cash payments related to merger and acquisition related activities.